FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this Amendment) is entered on and to be effective as of September 28, 2011, by and between RREEF DOMAIN LP, a Texas limited partnership, as landlord (Landlord), and CONVIO, INC., a Delaware corporation, as tenant (Tenant).

R E C I T A L S

WHEREAS, Landlord and Tenant entered into that certain Lease dated November 17, 2006, as amended by (i) that certain First Amendment to Lease dated as of April __, 2007, by and between Landlord and Tenant, (ii) that certain Second Amendment to Lease dated as of January 22, 2008, by and between Landlord and Tenant, and (iii) that certain Third Amendment to Lease dated as of August 25, 2008, by and between Landlord and Tenant (as amended, the Lease), pursuant to which Tenant leases from Landlord certain office space known as Suite 200 (the Existing Premises) at 11501 Domain Drive, Austin, Texas, in the building known as Domain 5 (the Building); and

WHEREAS, Tenant desires to extend the term of the Lease and to lease approximately 23,238 square feet of additional space in the Building, which space is currently known as Suite 110, such additional space being shown by hatching on Exhibit A-2 attached hereto and made a part hereof for all purposes (the Additional Space) (the Existing Premises and the Additional Space being referred to collectively herein as the Premises); and

WHEREAS, Landlord and Tenant desire to set forth the terms and conditions upon which the Lease will be extended and the Additional Space will be leased to Tenant.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease should be, and hereby is, amended as follows:

1.     Term of Lease. The Term of the Lease (as defined in the Lease) is hereby extended to September 30, 2023 (unless terminated sooner pursuant to the Lease), and the term Expiration Date (as defined in the Lease) shall be amended accordingly. As used herein, the term Extended Term shall mean the period from October 1, 2013 through September 30, 2023.

2.    Additional Space. Landlord hereby leases to Tenant, and Tenant hereby agrees to lease from Landlord, the Additional Space for a term commencing on January 1, 2012 (the Additional Space Commencement Date), and continuing through the Expiration Date, unless sooner terminated pursuant to the terms of the Lease. Effective as of the Additional Space Commencement Date, the term Premises as used in the Lease, shall be amended to include the Additional Space, and Exhibit A to the Lease shall be deleted in its entirety, and Exhibit A attached hereto shall be substituted therefor. Tenant acknowledges that the Additional Space is currently occupied by an existing tenant whose lease terminates on September 30, 2011. If the existing tenant does not vacate the Additional Space prior to October 31, 2011, Tenant shall be entitled to two (2) days of rent abatement, on the Additional Space only, for each day after October 31, 2011 until such existing tenant vacates the Additional Space.

Tenant shall take the Additional Space in its as-is condition except for certain leasehold improvements (the Initial Alterations) to the Additional Space which shall be completed in accordance with the terms of this Paragraph. Tenant agrees to submit plans and specifications for the Initial Alterations to Landlord for written approval. Landlord shall advise Tenant, no later than two (2) days after receipt of such plans and specifications, of its approval of such plans and specifications or, if applicable, of any matters which are unsatisfactory or require change. Landlord agrees that it shall not unreasonably withhold or delay its approval of such plans. The approved plans and specifications, including all approved changes, shall be referred to herein as the Initial Plans. Any changes or amendments to the Initial Plans must be approved by both Landlord and Tenant.

Landlord shall complete the Initial Alterations by hiring a contractor selected by Tenant and approved by Landlord to install or construct the Initial Alterations in accordance with the Initial Plans. Landlord shall not unreasonably withhold or delay its hiring of the contractor selected by Tenant and shall not unreasonably delay or hinder the completion of the Initial Alterations by such contractor. Landlord will charge a construction management fee (the Construction Management Fee) equal to three percent (3%) of the aggregate amount of the Initial Improvement Allowance and any 2012 Allowance Portion of the Future Improvement Allowance (as such terms are hereinafter defined) which is funded by Landlord in connection with the Initial Alterations. Tenant intends to hire Brent Jones (Jones) as an additional construction manager, and the fees and expenses of Jones shall be paid by Tenant.

So long as (i) no Event of Default (as defined in the Lease) has occurred and is continuing, and (ii) no event for which Landlord has provided notice (to the extent notice is required under the Lease) and/or which following the expiration of the applicable cure period could become an Event of Default under the Lease has occurred and is continuing, Landlord agrees to provide Tenant an allowance equal to Four Hundred Sixty-Four Thousand Seven Hundred Sixty and No/100 Dollars ($464,760.00) (the Initial Improvement Allowance), which allowance is to be used solely for completion of the Initial Alterations and satisfaction of any architectural and design fees and the Construction Management Fee. If the cost of the Initial Alterations exceeds the amount of the Initial Improvement Allowance, such additional amount shall reduce the amount of the 2012 Allowance Portion of the Future Improvement Allowance. Any work (labor or materials) outside the scope of the Initial Plans or the cost of which exceeds the aggregate of the Initial Improvement Allowance and the 2012 Allowance Portion of the Future Improvement Allowance shall be at Tenants sole cost and expense.

Tenant acknowledges and agrees that Landlord has conditioned its agreement to fund the Initial Improvement Allowance on the payment thereof on or before June 30, 2012. Provided Landlord has acted timely and reasonably, if Landlord and Tenant have not agreed upon the Initial Plans on or before January 1, 2012, Landlord will have no further obligation to complete the Initial Alterations, and the Initial Improvement Allowance shall be deemed forfeited by Tenant. Further, any portion of the Initial Improvement Allowance remaining upon completion of the Initial Alterations shall be deemed forfeited by Tenant.

3.    Basic Rent.

(a)    Effective as of the Additional Space Commencement Date, Basic Rent (as defined in the Lease) for the Additional Space only shall mean the following amounts for the time periods specified:

Time Period	Annual Basic Rent Per Square Foot	Monthly Installment of Basic Rent
January 1, 2012 through September 30, 2012	$7.41	$14,349.47
October 1, 2012 through September 30, 2013	$18.41	$35,650.97
October 1, 2013 through September 30, 2014	$19.41	$37,587.47
October 1, 2014 through September 30, 2015	$19.91	$38,555.72
October 1, 2015 through September 30, 2016	$20.41	$39,523.97
October 1, 2016 through September 30, 2017	$20.91	$40,492.22
October 1, 2017 through September 30, 2018	$21.41	$41,460.47
October 1, 2018 through September 30, 2019	$21.91	$42,428.72
October 1, 2019 through September 30, 2020	$22.41	$43,396.97
October 1, 2020 through September 30, 2021	$22.91	$44,365.22
October 1, 2021 through September 30, 2022	$23.66	$45,817.59
October 1, 2022 through September 30, 2023	$24.41	$47,269.97

(b)    Monthly Installments of Basic Rent for the Existing Premises only during the Extended Term shall mean the following amounts for the time periods specified:

Time Period	Annual Basic Rent Per Square Foot	Monthly Installment of Basic Rent
October 1, 2013 through September 30, 2014	$19.41	$144,437.89
October 1, 2014 through September 30, 2015	$19.91	$148,158.60
October 1, 2015 through September 30, 2016	$20.41	$151,879.30
October 1, 2016 through September 30, 2017	$20.91	$155,600.01
October 1, 2017 through September 30, 2018	$21.41	$159,320.72
October 1, 2018 through September 30, 2019	$21.91	$163,041.43
October 1, 2019 through September 30, 2020	$22.41	$166,762.14
October 1, 2020 through September 30, 2021	$22.91	$170,482.85
October 1, 2021 through September 30, 2022	$23.66	$176,063.91
October 1, 2022 through September 30, 2023	$24.41	$181,644.97

Basic Rent for the Existing Premises prior to the commencement of the Extended Term shall remain as currently set forth in the Lease.

4.    Premises Rentable Area; Tenants Proportionate Share. Effective as of the Additional Space Commencement Date, the term Premises Rentable Area (as defined in the Lease) shall be amended to mean approximately 112,535 square feet, the term Tenants Proportionate Share of the Building (as defined in the Lease) shall mean 62.87% (based on the net rentable area of the Building being 179,006 square feet), and the term Tenants Proportionate Share of the Project (as defined in the Lease) shall mean 26.17% (based on the net rentable area of the Project being 430,023 square feet). The term Building Square Footage (as defined in the Lease) is hereby amended to mean 179,006 square feet, and the term Project Square Footage (as defined in the Lease) is hereby amended to mean 430,023 square feet. Upon any change in the net rentable area of the Building or the Project, Tenants Proportionate Share shall be adjusted accordingly.

5.    Improvements to Premises. Tenant agrees that Landlord shall have no obligation to make any leasehold improvements to the Premises in connection with this Amendment except as provided in Paragraph 2 above. Tenant agrees to submit all plans and specifications for its leasehold improvements (the Improvements) in the Premises to Landlord for Landlords written approval. No work shall be commenced with respect to the Improvements until Landlord has approved plans and specifications therefor. Landlord agrees that it will not unreasonably withhold or delay its approval of any plans or specifications for the Improvements. The approved plans and specifications for the Improvements, including all changes required by Landlord, shall be referred to herein as the Approved Plans.

All work with respect to the Improvements shall (a) be performed substantially in accordance with the Approved Plans; (b) be performed in such a manner as to maintain harmonious labor relations and not to interfere with or delay any other work and activities being carried on by Landlord, any of Landlords contractors, and other tenants; (c) be designed, performed, and completed in strict compliance with the Lease and with all building standards and regulations established by Landlord; (d) be completed by contractors and subcontractors approved by Landlord (which approval will not be unreasonably withheld or delayed so long as such contractors and subcontractors are licensed and bonded in the state in which the Premises are located and meet all of Landlords insurance requirements); (e) be coordinated by all contractors and subcontractors engaged by Tenant so as to insure timely completion thereof; (f) be coordinated with Landlord with respect to the movement of equipment and materials; (g) not adversely affect the structure or safety of the Building; (h) comply with all building, safety, fire, plumbing, electrical, and other codes and governmental and insurance requirements; (i) not result in any usage in excess of services provided by Landlord under the Lease for the Premises, including water, electricity, gas, heating, ventilating, and air conditioning (either during or after such work), unless prior written arrangements satisfactory to Landlord are made with respect thereto; and (j) be completed promptly and in a good and workmanlike manner. Landlord will charge a construction management fee in connection with the Improvements (the Additional Construction Management Fee) equal to 1.7% of the amount of the Future Improvement Allowance which is funded by Landlord in connection with the Improvements.

So long as (i) no Event of Default under the Lease has occurred and is continuing, and (ii) no event for which Landlord has provided notice (to the extent notice is required under the Lease) and/or which following the expiration of the applicable cure period could become an Event of Default under the Lease has occurred and is continuing, Tenant shall be entitled to a cash allowance in the amount of Two Million Four Hundred Sixty-Four Thousand Eight Hundred Five and No/100 Dollars ($2,464,805.00) (the Future Improvement Allowance), toward the construction of the Improvements in the Premises and the payment of the Additional Construction Management Fee.

A portion of the Future Improvement Allowance, equal to One Million Seven Hundred Fifty Thousand Four Hundred Twenty-Nine and No/100 Dollars ($1,750,429.00) (which amount shall be reduced by any portion of the Future Improvement Allowance which was applied to payment for the Initial Alterations) (the 2012 Allowance Portion), shall be payable to Tenant in multiple draws, provided that Tenant may request such payments no more frequently than every thirty (30) days and the aggregate amount of such draws shall not exceed the amount of the 2012 Allowance Portion. Such payments shall be made by Landlord within forty-five (45) days after Landlords receipt of Tenants request for payment of such amount (the 2012 Payment Requests), accompanied by the following: (i) paid invoices from the general contractor for work done and/or materials furnished in connection with the Improvements, aggregating at least the amount requested (excluding any amounts for invoices presented in connection with the Initial Alterations and any prior 2012 Payment Request); and (ii) partial lien waivers from all payees under such invoices for all work done and materials furnished through the date of such invoices. The final draw under the 2012 Allowance Portion shall be payable only upon Landlords receipt of Tenants request for payment of such amount, accompanied by the following: (i) paid invoices from the general contractor for work done and/or materials furnished in connection with the Improvements, aggregating at least the amount requested (excluding any amounts for invoices presented in connection with the Initial Alterations and any prior 2012 Payment Request); (ii) if applicable, a Certificate of Occupancy by the City of Austin, Texas; and (iii) original final lien waivers and/or releases of liens from the general contractor and all subcontractors associated with the portion of the Improvements for which payment is being requested. Tenant acknowledges and agrees that payments from the 2012 Allowance Portion may be requested only after January 1, 2012. Further, Landlord has conditioned its agreement to fund the 2012 Allowance Portion on the payment thereof on or before May 31, 2013. Therefore, all documentation required for payment of the 2012 Allowance Portion must be delivered to Landlord on or before April 30, 2013, and any of the 2012 Allowance Portion remaining after payment of the amount supported by such documentation will be deemed forfeited by Tenant.

The remaining portion of the Future Improvement Allowance, equal to Seven Hundred Fourteen Thousand Three Hundred Seventy-Six and No/100 Dollars ($714,376.00) (the 2013 Allowance Portion), shall be payable to Tenant in multiple draws, provided that Tenant may request such payments no more frequently than every thirty (30) days and the aggregate amount of such draws shall not exceed the amount of the 2013 Allowance Portion. Such payments shall be made by Landlord within forty-five (45) days after Landlords receipt of Tenants request for payment of such amount (the 2013 Payment Requests), accompanied by the following: (i) paid invoices from the general contractor for work done and/or materials furnished in connection with the Improvements, aggregating at least the amount requested (excluding any amounts for invoices presented in connection with the Initial Alterations, the 2012 Payment Requests, and any prior 2013 Payment Request); and (ii) partial lien waivers from all payees under such invoices for all work done and materials furnished through the date of such invoices. The final draw under the 2013 Allowance Portion shall be payable only upon Landlords receipt of Tenants request for payment of such amount, accompanied by the following: (i) paid invoices from the general contractor for work done and/or materials furnished in connection with the Improvements, aggregating at least the amount requested (excluding any amounts for invoices presented in connection with the Initial Alterations, the 2012 Payment Requests, and any prior 2013 Payment Request); (ii) if applicable, a Certificate of Occupancy by the City of Austin, Texas; and (iii) original final lien waivers and/or releases of liens from the general contractor and all subcontractors associated with the Improvements for which payment is being requested. Tenant acknowledges and agrees that payments from the 2013 Allowance Portion may be requested only after January 1, 2013. Further, Landlord has conditioned its agreement to fund the 2013 Allowance Portion on the payment thereof on or before May 31, 2014. Therefore, all documentation required for payment of the 2013 Allowance Portion must be delivered to Landlord on or before April 30, 2014, and any of the 2013 Allowance Portion remaining after payment of the amount supported by such documentation will be deemed forfeited by Tenant.

If a default or breach by Tenant has occurred under the Lease at the time Tenant would otherwise be entitled to payment under this Paragraph, Landlord shall not be required to make such payment to Tenant until such default or breach has been fully cured.

Nothing contained in this Amendment shall be deemed as a waiver of any obligation of Tenant or Tenants agent, trustee, or receiver to withhold or retain amounts which are required by applicable law to be withheld or retained in connection with the completion of the Improvements, and no such amounts being retained or withheld by Tenant or Tenants agent, trustee, or receiver shall be paid out of any improvement allowance.

6.    Building. The definition of the term Building, as set forth on the Reference Pages of the Lease, is hereby deleted in its entirety, and the following is hereby substituted therefor:

BUILDING:	Domain 5, which is located in the Project

Any references in the Lease to the term Building 5 shall be amended to read Domain 5.

7.    Project. The definition of the term Project, as set forth on the Reference Pages of the Lease, is hereby deleted in its entirety, and the following is hereby substituted therefor:

PROJECT:
The land, Building, other buildings and related parking facilities and other common areas owned by Landlord from time to time and commonly known as The Domain. The land which is part of the Project is additionally referred to herein as the Land.

The term Project, as used in this Amendment, shall have the meaning set forth above. Tenant hereby acknowledges that the Project will include only that real property owned by Landlord from time to time, and therefore, the meaning of the term Project is subject to change. The Project, as it exists on the date of this Amendment, is shown on Exhibit A-1 attached hereto.

8.    Landlords and Tenants Addresses. Landlords Address, as set forth on the Reference Pages of the Lease, is hereby deleted in its entirety, and the following is hereby substituted therefor:

LANDLORDS ADDRESS FOR NOTICES:	RREEF Domain LP c/o RREEF 200 Crescent Court, Suite 560 Dallas, TX 75201

Tenants Address, as set forth on the Reference Pages of the Lease, is hereby deleted in its entirety, and the following is hereby substituted therefor:

TENANTS ADDRESS FOR NOTICES:	Convio, Inc. 11501 Domain Drive, Suite 200 Austin, TX 78758 Attn: Melanie Fitzpatrick and Scott Kerr, General Counsel

9.    Site Plan. The site plan attached as Exhibit A-1 to the Lease is hereby deleted in its entirety, and the site plan attached as Exhibit A-1 to this Amendment shall be substituted therefor.

10.    Component Charges.

(a) The following is hereby added to the end of Section 4.1.2 of the Lease:

In the event a property owner's association (the POA) is created for the Project (or any portion thereof) and the Premises is subject to the POA, Tenant agrees to pay all reasonable fees and assessments (the POA Fees) assessed against the Premises by the POA so long as the POA Fees are for services provided by the POA which would otherwise be provided by the Landlord and paid by Tenant as Component Charges. All provisions in this Lease applicable to Component Charges shall be applicable to the POA including the provisions of this Section 4.1.2. The POA Fees and Tenant's proportionate share thereof shall be allocable to the Premises in the same manner as set forth in any instrument creating the POA.

Notwithstanding the foregoing, as to POA Fees, if any, which, when applied uniformly to all buildings in the Project, would have an inequitable result to the Building and/or to the Premises because of the increased or additional POA Fees incurred for hotels, retail or specialty establishments in the Project, such POA Fees allocable to the Building and the Premises shall be equitably adjusted such that neither the Building nor the Premises is bearing any portion of such increased or additional costs included in the POA Fees as a result of the foregoing.

(b) Notwithstanding the language in Section 4.1.2 of the Lease, Tenant acknowledges that so long as the cost of janitorial service to the Premises is invoiced to Landlord separately from other janitorial services to the Building, such cost shall be billed to Tenant at Landlords cost and shall be excluded from Component Charges (as defined in the Lease). In addition, if billing for janitorial service to the common areas of Domain 5 is combined with janitorial service to the common areas of Domain 4, Tenant shall pay its proportionate share of such cost (calculated by dividing the Premises Rentable Area by the net rentable area of Domain 4 and Domain 5).

11.    Taxes.

(a) Section 4.1.3 of the Lease is hereby deleted in its entirety, and the following is hereby substituted therefor:

Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building, the land appurtenant to the Building and/or the Project, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and/or the Project and used in connection with the operation of the Building, said land, and/or the Project; any payments to any ground lessor in reimbursement of tax payments made by such lessor; all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year; and all taxes of whatsoever nature that are imposed wholly or in part in substitution for, or in lieu of, any of the taxes, charges, and assessments included in this definition of Taxes. Taxes shall not include any estate or inheritance tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or any taxes to be paid by Tenant pursuant to Article 28. If, due to a change in a method of taxation, any tax shall be levied against Landlord wholly or in part in substitution for, or in lieu of, a tax otherwise recoverable under this Section 4.1.3, such other tax shall be deemed to be a Tax for the purposes of this Section 4.1.3 to the extent not reimbursable by Tenant to Landlord under Article 28 of this Lease.

(b) Clause (a) of Article 28 of the Lease is hereby deleted in its entirety, and the following is hereby substituted therefor:

(a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any margin tax pursuant to Chapter 171 of the Texas Tax Code (as the same may be amended, renewed, or replaced from time to time) imposed on Landlord and computed with respect to rents payable under this Lease, and any gross income tax or excise tax levied by a State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent;

(c) Tenant hereby acknowledges that, as of the execution of this Amendment, the tax parcel of which the Building is a part includes other property in the Project. Until such time as the Building is the only property included in its tax parcel, Taxes (as defined in the Lease) shall be allocated annually to the buildings included in the Tax Parcel (as hereinafter defined) by an independent MAI appraiser, with at least ten (10) years experience, selected by Landlord (Landlords Appraiser). The cost of such allocation by Landlords Appraiser shall be included in Component Charges. Taxes for the Tax Parcel shall be equitably allocated by Landlords Appraiser among the buildings included in the Tax Parcel on the basis of building square footage and product type, taking into account the contributory value of the improvements of each building and the market based allocation of each building in the Tax Parcel. In the event a casualty has occurred to any portion of the Tax Parcel but not to the Premises, the fair market value of the Tax Parcel shall be determined as if the casualty had not occurred. The term Tax Parcel shall mean the land, buildings, and related parking facilities and other common areas included as a single tax parcel. The current Tax Parcel is depicted on the site plan attached hereto as Exhibit A‑1; however, the Tax Parcel is subject to change from time to time.

12.    Security Deposit.

(a) Tenant shall deliver to Landlord, within five (5) days after the execution of this Amendment by Landlord and Tenant, either (i) an amendment to the existing Letter of Credit (as defined in Article 5 of the Lease), increasing the amount of such Letter of Credit by One Million One Hundred Twenty-Five Thousand Three Hundred Fifty and No/100 Dollars ($1,125,350.00), to an aggregate amount of One Million Nine Hundred Seventy-Nine Thousand One Hundred Eight and No/100 Dollars ($1,979,108.00), and extending the final expiration date to the Expiration Date, or (ii) a replacement of the existing Letter of Credit, which new Letter of Credit shall be in the amount of One Million Nine Hundred Seventy-Nine Thousand One Hundred Eight and No/100 Dollars ($1,979,108.00), containing the same terms and conditions as required for the initial Letter of Credit in Article 5 of the Lease, as amended hereby. The Letter of Credit, or amendment to the existing Letter of Credit, shall also contain express language providing that if such Letter of Credit has a one-year term, such Letter of Credit will be automatically extended by the issuer thereof, without written amendment, for additional one year periods unless the issuer provides Landlord with written notice sent by certified mail, return receipt requested, that the Letter of Credit will not be further extended beyond the date set forth in such notice, which date will be at least ninety (90) days after the date of such notice.

(b) The third and fourth paragraphs of Article 5 of the Lease are hereby deleted in their entireties, and the following is hereby substituted therefor:

Notwithstanding the foregoing, if no Event of Default (or event which with notice and/or lapse of time could become an Event of Default) has occurred and is continuing under this Lease, the stated amount of any renewal or replacement Letter of Credit may be reduced to: (a) $1,484,331.00, if issued on or after January 1, 2017, (b) $989,554.00, if issued on or after January 1, 2018, and (c) $494,777.00, if issued on or after January 1, 2019; provided, however, that if the event which would prevent Tenant from obtaining a reduction in the Letter of Credit is a non-monetary default, the Letter of Credit may be reduced if Tenant has commenced reasonable efforts to cure such default prior to the respective date for such reduction set forth in clauses (a) through (c) above (or if notice has not yet been given, if Tenant commences reasonable efforts to cure such default immediately upon receipt of such notice) and thereafter cures such default prior to the expiration of any cure period provided therefor under this Lease. In addition, if no Event of Default (or event which with notice and/or lapse of time could become an Event of Default) has occurred and is continuing under this Lease on or before January 1, 2020, Tenant shall be entitled to replace the Letter of Credit with an additional cash security deposit in the amount of $175,000.00, to be held by Landlord with the existing cash security deposit for the remainder of the Term of this Lease, and the Letter of Credit shall thereafter be returned to Tenant; provided, however, that if the event which would prevent Tenant from replacing the Letter of Credit with an additional cash security deposit is a non-monetary default, the Letter of Credit may be replaced if Tenant has commenced reasonable efforts to cure such default prior to January 1, 2020 (or if notice has not yet been given, if Tenant commences reasonable efforts to cure such default immediately upon receipt of such notice) and thereafter cures such default prior to the expiration of any cure period provided therefor under this Lease.

13.    Insurance.

(a)    Clause (c) in Section 11.1 of the Lease is hereby modified to read as follows:

Workers Compensation Insurance with limits as required by statute with Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee;

(b)    The reference in Section 11.2 of the Lease to an ACORD Form 27 is hereby amended to read as follows: ACORD Form 28.

14.    Sale by Landlord. The following is hereby added to the end of Article 24 of the Lease:

In the event that Landlord lists the Building for sale in the future, Landlord will use good faith efforts to inform Tenant that the Building is being marketed for sale, but Landlord shall have no liability to Tenant for failure to inform Tenant or for any delay in informing Tenant of such marketing. Landlord shall have no obligation to sell the Building to Tenant and Tenant shall have no greater right to purchase the Building than any other interested party; further, Tenant will not be obligated to bid on the sale of the Building.

15.    Notice. Article 27 of the Lease is hereby deleted in its entirety, and the following is hereby substituted therefor:

Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages with, in the case of Landlord, copies to: (a) for purposes of notices sent by U.S. Mail:

RREEF Domain LP
c/o Endeavor Real Estate Management, Ltd.
Attn: Property Manager
P.O. Box 81484
Austin, TX 78708; and

RREEF Domain LP
c/o RREEF
101 California Street, 26th Floor
San Francisco, CA 94111
Attention: Frank Garcia; and

(b) for purposes of notices sent by delivery or overnight mail:

Endeavor Real Estate Management, Ltd.
11401 Century Oaks Terrace, Suite 360
Austin, TX 78758
Attention: Property Manager; and

RREEF Domain LP
c/o RREEF
101 California Street, 26th Floor
San Francisco, CA 94111
Attention: Frank Garcia;

and in the case of Tenant, a copy to:

Michael A. Kennedy/Chrissy Cornelius
Commercial Texas, LLC

515 Congress Ave., Suite 1500
Austin, TX 78701,

or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant's Notice Address.

16.    Renewal Option. Any and all renewal options presently set forth in the Lease, including, without limitation, the renewal option set forth in Paragraph 1 of Exhibit F to the Lease, are hereby deleted in their entireties. In lieu thereof, Tenant shall have, at its option (each such option being referred to herein as a Renewal Option), the right to renew and extend the Lease for two consecutive terms of five (5) years each (each such renewal term being referred to herein as a Renewal Term). The first Renewal Term shall commence immediately upon the expiration of the Extended Term and the second Renewal Term shall commence immediately upon the expiration of the first Renewal Term by Tenant's giving written notice thereof to Landlord no earlier than fifteen (15) months, and no later than twelve (12) months, prior to the expiration of the then existing Extended Term or Renewal Term, as the case may be. Once Tenant shall exercise any Renewal Option, Tenant may not thereafter revoke such exercise, except as expressly set forth below. Tenant shall not have the right to exercise any Renewal Option at a time that an Event of Default (or an event which with notice and/or lapse of time could become an Event of Default) under the Lease has occurred and is continuing. Tenant's failure to timely exercise a Renewal Option for any reason whatsoever shall conclusively be deemed a waiver of such Renewal Option and any future Renewal Option. At Landlord's option, Landlord may adjust the annual Basic Rent for any Renewal Term to an annual rate equal to the Fair Market Value Rate (as hereinafter defined) as of the commencement of such Renewal Term. As used in the Lease, Fair Market Value Rate shall mean the fair market value rental rate per square foot of rentable area per year in effect at the commencement of the applicable Renewal Term for comparable tenants taking comparable space in comparable conditions under comparable terms in comparable multi-tenant office buildings in northwest Austin, Texas (hereinafter called Comparable Buildings), taking into account location, structured parking, amenities within walking distance, signage, access, visibility, and any rental concessions and/or tenant improvements (or allowance therefor) which are being provided to Tenant. It is also agreed and understood that the Fair Market Value Rate shall include: (a) rent; and (b) rental operating expenses, property tax, and utility and expense adjustments that are being included as part of the terms and conditions of office tenant leases for comparable tenants in Comparable Buildings as of the time of determination of the Fair Market Value Rate. The Fair Market Value Rate, for purposes of this Amendment, shall be calculated in the same manner as the Market Rate (as used in the Lease) was calculated in Exhibit F-1 of the Lease.

Tenant shall take the Premises as is for any Renewal Term and Landlord shall have no obligation to make any improvements or alterations to the Premises. Except as set forth in this Paragraph, the leasing of the Premises for any Renewal Term shall be upon the same terms and conditions as the leasing of the Premises for the Extended Term and shall be upon and subject to all of the provisions of the Lease. Any Renewal Option granted to Tenant under this Paragraph shall be personal to Tenant and shall not be transferred, encumbered, or assigned by Tenant (except pursuant to a Permitted Transfer, as defined in Section 9.8 of the Lease, or pursuant to an assignment which has been consented to by Landlord under Article 9 of the Lease) or in any manner transferred to, or exercised by, any subtenant of Tenant.

17.    Parking. Section 1.3 of the Lease and Exhibits E and E-1 to the Lease are hereby deleted in their entireties, and the following is hereby substituted for Section 1.3:

Tenant and the Tenant Entities will be entitled to the non‑exclusive use of the common areas of the Project as such common areas exist from time to time during the Term, including the parking facilities, subject to Landlords rules and regulations regarding such use, which shall be reasonably consistently applied to all tenants of the Building. However, in no event will Tenant and the Tenant Entities park more vehicles in the parking facilities than Tenants Proportionate Share of the total parking spaces available for common use, with Tenants Proportionate Share currently being equal to four (4) parking spaces for each 1,000 square feet of Premises Rentable Area. Notwithstanding the foregoing, Landlord agrees to temporarily allow Tenant to use up to five

(5) parking spaces for each 1,000 square feet of Premises Rentable Area so long as such additional parking spaces are available; Landlord shall have the right to immediately terminate Tenants use of such additional parking spaces if Landlord determines, in Landlords sole discretion, that such additional parking is no longer available and provides written notice to Tenant of such unavailability. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any particular parking spaces (except for the designation of specific parking areas, as described in the next sentence). Landlord further reserves the right to relocate, in the future, any parking being made available to Tenant to other parking garages or surface lots at the Project (which may include, without limitation, the Domain Lifestyle Center garage immediately to the west of Domain 5) on a temporary (which the parties agree shall be six months or less) or permanent basis, so long as such substitute parking is located not more than (a) two blocks from the exterior of the Building, for purposes of a temporary relocation, or (b) one block from the exterior of the Building, for purposes of a permanent relocation. The parking described herein is being provided to Tenant at no charge during the Extended Term. Landlord agrees that in the event Landlord grants another tenant in the Building reserved parking spaces, Landlord agrees it will also offer Tenant the right to an equivalent number of reserved parking spaces which are an equivalent distance from the Building. Tenant acknowledges that use of the parking areas for the Project may be shared in the future by retail and/or multi-family tenants.

18.    Suite 100 Expansion.

(a)     Provided that no Event of Default under the Lease has occurred and is continuing as of July 31, 2016, Landlord shall lease to Tenant and Tenant shall accept from Landlord certain space in the Building commonly known as Suite 100, such space containing approximately 20,041 square feet and being more particularly shown on Exhibit A-3 hereto (the Suite 100 Expansion Space) for a term commencing on the later of (i) the vacating of the Suite 100 Expansion Space by the existing tenant, or (ii) August 1, 2016 (the later of such dates being referred to herein as the Suite 100 Scheduled Expansion Date) and ending contemporaneously with the expiration or earlier termination of the Term of the Lease. Tenant acknowledges that the Suite 100 Expansion Space is currently occupied by an existing tenant whose lease terminates on July 31, 2016. Tenants right to lease the Suite 100 Expansion Space under this Paragraph shall terminate, and this Paragraph shall be null and void and of no further force and effect, if Landlord has provided Tenant with the notice described in either Paragraph 19 or Paragraph 20 below, Tenant has not elected to lease the Suite 100 Expansion Space pursuant to the rights granted in such Paragraph, and Landlord has thereafter leased the Suite 100 Expansion Space to another tenant for a term expiring after July 31, 2016 (or if such tenant exercises a renewal option which extends the term of such tenants lease beyond July 31, 2016).

(b)    Tenant shall lease the Suite 100 Expansion Space upon the following terms and conditions: (i) Basic Rent for the Suite 100 Expansion Space shall mean the following amounts for the time periods specified:

Time Period	Annual Basic Rent Per Square Foot	Monthly Installment of Basic Rent
The Suite 100 Scheduled Expansion Date up to the 60th day thereafter (such 60th day being referred to as the Suite 100 Rent Commencement Date)	$-0-	$-0-
The Suite 100 Rent Commencement Date through September 30, 2017	$19.50	$32,566.63
October 1, 2017 through September 30, 2018	$20.00	$33,401.67
October 1, 2018 through September 30, 2019	$20.50	$34,236.71
October 1, 2019 through September 30, 2020	$21.00	$35,071.75
October 1, 2020 through September 30, 2021	$21.50	$35,906.79
October 1, 2021 through September 30, 2022	$22.25	$37,159.35
October 1, 2022 through September 30, 2023	$23.00	$38,411.92;

(ii) the Suite 100 Expansion Space shall be taken in its as-is condition, and Landlord shall have no obligation to make any improvements or alterations to the Suite 100 Expansion Space; (iii) Landlord shall make available to Tenant, as an allowance for leasehold improvements in the Suite 100 Expansion Space, the Existing Premises, and/or the Additional Space, an amount equal to Four Hundred Thousand Eight Hundred Twenty and No/100 Dollars ($400,820.00) (the 2016 Allowance), which allowance will be made available on the same terms and conditions as are set forth in Paragraph 5 of this Amendment for the Future Improvement Allowance (with the exception that the 2016 Allowance will be made available only after the Suite 100 Scheduled Expansion Date and only until November 30, 2017, so all conditions to payment of the 2016 Allowance must be satisfied by Tenant prior to October 31, 2017); Landlord will charge a construction management fee equal to 1.7% of the 2016 Allowance; and (iv) Tenant shall be entitled to additional parking spaces equal to four (4) spaces for every 1,000 square feet of rentable area in the Suite 100 Expansion Space.

(c)    Landlord and Tenant shall enter into a written agreement confirming that the Suite 100 Expansion Space shall be part of the Premises under the Lease as of the Suite 100 Scheduled Expansion Date.

(d)    Tenant's leasing of the Suite 100 Expansion Space is not transferable and the parties hereto acknowledge and agree that they intend such leasing of the Suite 100 Expansion Space to be personal to Tenant and shall not be transferred, encumbered, or assigned by Tenant (except pursuant to a Permitted Transfer or pursuant to an assignment which has been consented to by Landlord under Article 9 of the Lease) or in any manner transferred to, or exercised by, any subtenant or assignee of Tenant.

(e)    Except as expressly set forth herein, the leasing of the Suite 100 Expansion Space shall be upon and subject to all of the provisions of the Lease.

(f)    Landlord agrees that in the event Landlord becomes the owner of the back-up diesel generator serving the Suite 100 Expansion Space as of the date of this Amendment, Landlord will provide Tenant notice prior to selling, transferring, or assigning any interest in such generator to any other party, and within sixty (60) days after the delivery of such notice, Tenant shall notify Landlord in writing of its election to have Landlord convey Landlords rights in and to such generator to Tenant, subject to the rights of any equipment lessor and/or lender; upon Tenants notice to Landlord that Tenant elects to acquire such rights, Landlord shall transfer Landlords rights in and to such generator to Tenant for nominal consideration, which transfer will be given without any representations or warranties regarding such generator, and Landlord shall require that a separate license agreement be entered into by Tenant for Tenants right to use the area on which the generator is located. If Tenant delivers written notice to Landlord that Tenant does not elect to have Landlord convey Landlords rights in and to such generator to Tenant (or if Tenant fails to so deliver notice to Landlord within such sixty (60) day period), Tenant shall be deemed to have waived any rights to such generator and Landlord shall have the right to sell, transfer, or assign such generator to any other party or otherwise dispose of such generator.

19.    Right of First Offer on Suite 100 Expansion Space.

(a)    If the existing tenant in the Suite 100 Expansion Space files for bankruptcy or becomes insolvent or if Landlord terminates such existing tenants lease as a result of a default thereunder, and as a result thereof, the Suite 100 Expansion Space becomes available prior to August 1, 2016, Tenant shall have a right of first offer (as hereinafter described) on the Suite 100 Expansion Space, for a term beginning on that date which is ninety (90) days after Landlords notice to Tenant, as hereinafter described (such ninetieth day being referred to as the Suite 100 Early Expansion Date), and ending contemporaneously with the expiration or earlier termination of the Term of the Lease.

(b)    Provided that no Event of Default under the Lease has occurred and is continuing, Landlord shall, upon the vacating or intended vacating of the Suite 100 Expansion Space by the existing tenant prior to August 1, 2016, deliver notice to Tenant of such fact and shall include in such notice those terms and conditions on which Landlord would lease such Suite 100 Expansion Space to Tenant; provided, however, the monthly installments of Basic Rent shall be as follows: (i) for the sixty (60) day period commencing on the Suite 100 Early Expansion Date, $-0-, (ii) for the period from the sixtieth (60th) day after the Suite 100 Early Expansion Date through July 31, 2016, $15,865.79 per month, and (iii) for the period from August 1, 2016 through the remainder of the Term of the Lease, the amounts set forth in Paragraph 18(b) above. Further, Landlord shall make available to Tenant the leasehold improvement allowance for the Suite 100 Expansion Space described in Paragraph 18(b) above on the date Tenant takes possession of the Suite 100 Expansion Space. Within ten (10) days after the delivery of such notice, Tenant shall notify Landlord in writing of its election to exercise its right of first offer contained herein.

(c)    If Tenant delivers written notice to Landlord that Tenant does not desire to exercise its right of first offer contained herein (or if Tenant fails to so deliver notice to Landlord) within such ten (10) day period in accordance with subparagraph (b) above, Tenant shall be deemed to have declined such right of first offer to lease the Suite 100 Expansion Space, and Landlord shall have the right to lease such Suite 100 Expansion Space to any other tenant. If all or any portion of the Suite 100 Expansion Space is leased to any party other than Tenant, Landlord shall again provide Tenant a right of first offer (as described above) on such space in the event such Suite 100 Expansion Space again becomes available during the Term of the Lease.

(d)    Upon the exercise by Tenant of the right of first offer as provided in this Paragraph, the Suite 100 Expansion Space shall be deemed to be included under the Lease as of the Suite 100 Early Expansion Date on the terms and conditions set forth in Landlord's notice to Tenant, except as otherwise expressly set forth in the Lease and as set forth in this Paragraph, and Landlord and Tenant shall enter into a written agreement confirming that the Suite 100 Expansion Space is part of the Premises under the Lease as of the Suite 100 Early Expansion Date.

(e)    Landlord will use reasonable diligence to make the Suite 100 Expansion Space available to Tenant on the Suite 100 Early Expansion Date. Landlord shall not be liable for the failure to give possession of the Suite 100 Expansion Space to Tenant on the Suite 100 Early Expansion Date by reason of the holding over or retention of possession of any tenant, tenants, or occupants, or for any other reason, and such failure shall not impair the validity of the Lease, or extend the Term, but the rent for such Suite 100 Expansion Space shall be abated for a period of sixty (60) days after possession is delivered to Tenant and such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of such failure to give possession of the Suite 100 Expansion Space to Tenant on the Suite 100 Early Expansion Date.

(f)    Any right of first offer granted by this Paragraph shall be personal to Tenant and shall not be transferred, encumbered, or assigned by Tenant (except pursuant to a Permitted Transfer or pursuant to an assignment which has been consented to by Landlord under Article 9 of the Lease), or in any manner transferred to, or exercised by, any subtenant of Tenant.

20.    Right of First Refusal on Suite 100 Expansion Space.

(a)    Tenant shall have a right of first refusal (as hereinafter described) on the Suite 100 Expansion Space, on the terms and conditions described below.

(b)    Provided that (i) no Event of Default under the Lease has occurred and is continuing, and (ii) no event for which Landlord has provided notice (to the extent notice is required under the Lease) and/or which following the expiration of the applicable cure period could become an Event of Default under the Lease has occurred and is continuing, on the date Landlord enters into negotiations to lease all or any portion of the Suite 100 Expansion Space to a prospective tenant (which portion of the Suite 100 Expansion Space, together with any additional space in the Building which such prospective tenant desires to lease, being referred to herein as the Proposed Expansion Space), Landlord shall deliver notice to Tenant of such fact and of the terms on which Landlord and such prospective tenant have agreed for the leasing of the Proposed Expansion Space. Landlord and Tenant acknowledge that the term for the leasing of such Proposed Expansion Space will not be required to be coterminous with the Term of the Lease. Tenant shall thereafter have ten (10) days to notify Landlord in writing of its desire to lease all of the Proposed Expansion Space on the terms provided by Landlord.

(c)    Tenant's failure to notify Landlord within such ten (10) day period for any reason whatsoever shall conclusively be deemed a waiver of its right of first refusal. If Tenant declines to exercise or waives its right of first refusal or fails to notify Landlord of its exercise within the ten (10) day period provided above, Landlord shall have the right to lease all or any portion of the Proposed Expansion Space to the prospective tenant. If all or any portion of the Proposed Expansion Space is leased to any party other than Tenant, Tenants right of first refusal on such portion of the Suite 100 Expansion Space included in the Proposed Expansion Space shall remain in effect in the event such portion of the Suite 100 Expansion Space again becomes available during the Term of the Lease.

(d)    Upon the exercise by Tenant of its right of first refusal on the Proposed Expansion Space as provided in this Paragraph, the Proposed Expansion Space shall be deemed to be included under the Lease as of the date set forth in Landlords notice to Tenant and upon the terms and conditions set forth in Landlord's notice to Tenant, and Landlord and Tenant shall enter into a written agreement confirming that the Proposed Expansion Space is part of the Premises under the Lease as of the date specified by Landlord and setting forth the terms and conditions upon which the Proposed Expansion Space is being leased to Tenant. Except as set forth in Landlords notice to Tenant or as otherwise set forth in this Paragraph, the leasing of the Suite 100 Expansion Space shall be upon and subject to all of the terms and provisions of the Lease. Once Tenant shall exercise its right of first refusal, Tenant may not thereafter revoke such exercise.

(e)    Landlord will use reasonable diligence to make the Proposed Expansion Space available to Tenant on the date specified by Landlord in its notice to Tenant. Landlord shall not be liable for the failure to give possession of the Proposed Expansion Space to Tenant on such date for any other reason beyond the reasonable control of Landlord, and such failure shall not impair the validity of the Lease, or extend the Term, but the rent for the Proposed Expansion Space shall be abated until possession is delivered to Tenant and such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of such failure to give possession of the Proposed Expansion Space to Tenant on the date originally identified by Landlord.

(f)    Tenant's right of first refusal is not transferable; the parties hereto acknowledge and agree that they intend the aforesaid right of first refusal on the Suite 100 Expansion Space to be personal to Tenant and shall not be transferred, encumbered, or assigned (except pursuant to a Permitted Transfer or pursuant to an assignment which has been consented to by Landlord under Article 9 of the Lease) by Tenant or in any manner transferred to, or exercised by, any subtenant or assignee of Tenant.

21.    Right of First Offer on Suites 130, 140, and 160.

(a)    Tenant shall have a right of first offer (as hereinafter described) on those spaces in the Building currently known as (i) Suite 140, containing approximately 21,874 square feet, (ii) Suite 160, containing approximately 13,349 square feet (Suite 160), and (iii) Suite 130, containing approximately 11,207 square feet (Suite 130), such spaces being more particularly shown on Exhibit A-4 attached hereto (collectively, the Future Expansion Space), for a term beginning on the date proposed by Landlord in its notice to Tenant, as hereinafter described, and ending contemporaneously with the expiration or earlier termination of the Term of the Lease; provided however, that Landlord shall be permitted to continue to lease (x) Suite 130 to the tenant in such space as of the effective date of this Amendment (and its successors and assigns) through December 31, 2016, and (y) Suite 160 to the existing tenant in the Project exercising its right of first refusal on such space (Electronic Arts Inc.) (and its successors and assigns) through the date which is currently estimated to be May 31, 2015, but which may be extended if the existing tenant as of the effective date of this Amendment remains in such space after March 31, 2012, but in no event extended later than December 31, 2016.

(b)    Provided that no Event of Default under the Lease has occurred and is continuing, Landlord shall, upon the vacating or intended vacating of all or any portion of the Future Expansion Space (the Available Right of First Offer Space) by any tenant (except as provided in Paragraph 21(a)(y) above), deliver notice to Tenant of such fact and shall include in such notice those terms and conditions on which Landlord would lease such Available Right of First Offer Space to Tenant; provided, however, the Basic Rent and the amount of the tenant improvement allowance, if any, for such Available Right of First Offer Space shall be calculated at Landlords then existing quoted rates for the Building. In addition, if any such right of first offer is provided to Tenant prior to September 1, 2018, the term proposed by Landlord for the leasing of the Available Right of First Offer Space will be coterminous with the term for the then existing Premises. Within ten (10) days after the delivery of such notice, Tenant shall notify Landlord in writing of its election to exercise its right of first offer contained herein. Landlord shall have no such obligation to notify Tenant until any and all other existing tenants in the Building (or any successors in interest thereto) to which Landlord has previously granted a right or option to lease the Available Right of First Offer Space have declined such space, and Tenants right of first offer shall remain subject to any right of first refusal or similar right or option which has previously been granted to such other party prior to the effective date hereof. Without limiting the foregoing, Tenant acknowledges that KingsIsle Entertainment Incorporated (and its successors and assigns) have a right of first offer on Suite 130.

(c)    If Tenant delivers written notice to Landlord that Tenant does not desire to exercise its right of first offer contained herein (or if Tenant fails to so deliver notice to Landlord) within such ten (10) day period in accordance with subparagraph (b) above, Tenant shall be deemed to have declined such right of first offer to lease the Available Right of First Offer Space, Landlord shall have the right to lease such Available Right of First Offer Space to any other tenant. If all or any portion of the Available Right of First Offer Space is leased to any party other than Tenant, Landlord shall again provide Tenant a right of first offer (as described above) on such space in the event such Available Right of First Offer Space again becomes available during the Term of the Lease.

(d)    Upon the exercise by Tenant of the right of first offer as provided in this Paragraph, the Available Right of First Offer Space shall be deemed to be included under the Lease as of the date and on the terms and conditions set forth in Landlord's notice to Tenant, except as otherwise expressly set forth in this Paragraph and as set forth below, and Landlord and Tenant shall enter into a written agreement confirming that the Available Right of First Offer Space is part of the Premises under the Lease as of the date specified by Landlord.

(e)    Landlord will use reasonable diligence to make the Available Right of First Offer Space available to Tenant on the date specified by Landlord in its notice to Tenant. Landlord shall not be liable for the failure to give possession of the Available Right of First Offer Space to Tenant on such date by reason of the holding over or retention of possession of any tenant, tenants, or occupants, or for any other reason, and such failure shall not impair the validity of the Lease, or extend the Term, but the rent for such Available Right of First Offer Space shall be abated until possession is delivered to Tenant and such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of such failure to give possession of the Available Right of First Offer Space to Tenant on the date originally identified by Landlord.

(f)    Any right of first offer granted by this Paragraph shall be personal to Tenant and shall not be transferred, encumbered, or assigned by Tenant (except pursuant to a Permitted Transfer or pursuant to an assignment which has been consented to by Landlord under Article 9 of the Lease), or in any manner transferred to, or exercised by, any subtenant of Tenant.

22.    Right of First Refusal on Suites 130, 140, and 160.

(a)    Tenant shall have a right of first refusal (as hereinafter described) on the Future Expansion Space, on the terms and conditions described below.

(b)    Provided that (i) no Event of Default under the Lease has occurred and is continuing, and (ii) no event for which Landlord has provided notice (to the extent notice is required under the Lease) and/or which following the expiration of the applicable cure period could become an Event of Default under the Lease has occurred and is continuing, on the date Landlord enters into negotiations to lease all or any portion of the Future Expansion Space to a prospective tenant (which portion of the Future Expansion Space, together with any additional space in the Building which such prospective tenant desires to lease, being referred to herein as the Proposed Right of First Refusal Space), Landlord shall deliver notice to Tenant of such fact and of the terms on which Landlord and such prospective tenant have agreed for the leasing of the Proposed Right of First Refusal Space; provided however, that Landlord shall be permitted to continue to lease (a) Suite 130 to the tenant in such space as of the effective date of this Amendment (and its successors and assigns) through December 31, 2016, and (b) Suite 160 to Electronic Arts Inc. (and its successors and assigns) through the date which is currently estimated to be May 31, 2015, but which may be extended if the existing tenant as of the effective date of this Amendment remains in such space after March 31, 2012. Landlord shall have no such obligation to notify Tenant until any and all other existing tenants in the Building (or any successors in interest thereto) to which Landlord has previously granted a right or option to lease the Future Expansion Space have declined such space, and Tenants right of first refusal shall remain subject to any renewal option, right of first offer, right of first refusal, or similar right or option which has previously been granted to such other party prior to the effective date hereof. Without limiting the foregoing, Tenant acknowledges that KingsIsle Entertainment Incorporated (and its successors and assigns) have a right of first offer on Suite 130 and a renewal option on Suite 140. Tenant acknowledges that its right of first refusal on Suite 160 shall remain subject to any renewals of the lease of Electronic Arts Inc. so long as such renewals do not extend such existing tenants lease beyond December 31, 2016. Tenant shall have ten (10) days after receipt of such notice to notify Landlord in writing of its desire to lease all of the Proposed Right of First Refusal Space on the terms provided by Landlord. Landlord and Tenant acknowledge that the term for the leasing of such Proposed Right of First Refusal Space will not be required to be coterminous with the Term of the Lease; provided, however, if the expansion date set forth in Landlords notice to Tenant for the leasing of such Proposed Right of First Refusal Space is at least two (2) years prior to the expiration date of the Term of the Lease (as previously renewed or extended), and the expiration of the term for the leasing of such Proposed Right of First Refusal Space to the prospective tenant is later than the expiration date of the Term of the Lease (as previously renewed or extended), Tenant shall have the option to reduce the term for the leasing of such Proposed Right of First Refusal Space to be coterminous with the Term of the Lease, in which event any rental concessions and/or agreements by Landlord to complete tenant improvements (or to provide allowances therefor) for the prospective tenant shall not be provided to Tenant.

(c)    Tenant's failure to notify Landlord within such ten (10) day period for any reason whatsoever shall conclusively be deemed a waiver of its right of first refusal. If Tenant declines to exercise or waives its right of first refusal or fails to notify Landlord of its exercise within the ten (10) day period provided above, Landlord shall have the right to lease all or any portion of the Proposed Right of First Refusal Space to the prospective tenant or another third party; provided, however, if Landlord desires to lease the Proposed Right of First Refusal Space on materially more beneficial terms than were provided to Tenant in Landlords notice, or if Landlord has not leased the Proposed Right of First Refusal Space within one hundred twenty (120) days after the date of Tenant's waiver or deemed waiver, Landlord shall be required to re‑offer the Proposed Right of First Refusal Space to Tenant. For purposes of this subparagraph, the phrase "materially more beneficial terms" means an effective rental rate (taking into account amortization of allowances and rent credits on a straight line basis over the applicable term) which is 95% or less than the rate set forth in the initial notice. If all or any portion of the Future Expansion Space is leased to any party other than Tenant, Tenants right of first refusal on such Future Expansion Space shall remain in effect in the event the Future Expansion Space again becomes available during the Term of the Lease.

(d)    Upon the exercise by Tenant of its right of first refusal on the Proposed Right of First Refusal Space as provided in this Paragraph, the Proposed Right of First Refusal Space shall be deemed to be included under the Lease as of the date set forth in Landlords notice to Tenant and upon the terms and conditions set forth in Landlord's notice to Tenant, and Landlord and Tenant shall enter into a written agreement confirming that the Proposed Right of First Refusal Space is part of the Premises under the Lease as of the date specified by Landlord and setting forth the terms and conditions upon which the Proposed Right of First Refusal Space is being leased to Tenant. Except as set forth in Landlords notice to Tenant or as otherwise set forth in this Paragraph, the leasing of the Future Expansion Space shall be upon and subject to all of the terms and provisions of the Lease. Once Tenant shall exercise its right of first refusal, Tenant may not thereafter revoke such exercise.

(e)    Landlord will use reasonable diligence to make the Proposed Right of First Refusal Space available to Tenant on the date specified by Landlord in its notice to Tenant. Landlord shall not be liable for the failure to give possession of the Proposed Right of First Refusal Space to Tenant on such date for any other reason beyond the reasonable control of Landlord, and such failure shall not impair the validity of the Lease, or extend the Term, but the rent for the Proposed Right of First Refusal Space shall be abated until possession is delivered to Tenant and such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of such failure to give possession of the Proposed Right of First Refusal Space to Tenant on the date originally identified by Landlord.

(f)    Tenant's right of first refusal is not transferable and the parties hereto acknowledge and agree that they intend the aforesaid right of first refusal on the Future Expansion Space to be personal to Tenant and shall not be transferred, encumbered, or assigned by Tenant (except pursuant to a Permitted Transfer or pursuant to an assignment which has been consented to by Landlord under Article 9 of the Lease) or in any manner transferred to, or exercised by, any subtenant or assignee of Tenant.

23.    Subordination, Non-Disturbance and Attornment Agreement. Landlord shall use reasonable, good faith efforts to obtain, by December 31, 2011, a non-disturbance agreement from the beneficiary of the existing deed of trust on the Building, which non-disturbance agreement will additionally contain such beneficiarys consent to and agreement to be bound by any amendments to the Lease necessitated by the expansions described in this Amendment. In addition, upon Tenants written request, Landlord shall use its reasonable, good faith efforts to obtain a non-disturbance agreement from the beneficiary of any future deed of trust or mortgage on the Building in such beneficiarys standard form. Landlord shall not be required to incur any additional expense in obtaining any such non-disturbance agreements and Landlords failure to obtain any such agreements shall not be deemed a default by Landlord hereunder. Notwithstanding the foregoing, Tenant shall be required to execute a subordination agreement for the benefit of the holder of a future deed of trust only if the beneficiary thereunder executes a non-disturbance agreement in commercially reasonable form.

24.    Second Floor Improvements. Landlord agrees that Tenant may, in the future, at Tenants sole cost and expense, reconfigure all or a portion of the common area located on the second floor of the Premises to provide additional workspace for Tenant (collectively, the Proposed Second Floor Improvements), so long as Tenant has satisfied all of the terms and conditions set forth in Article 6 of the Lease, including, without limitation, obtaining Landlords approval of any plans and specifications therefor (which approval will not be unreasonably withheld or delayed, provided that Landlord will require that the proposed floor plan minimize noise transfer between the first and second floors). Tenant shall obtain any and all required consents or approvals of applicable governmental authorities in connection with the Proposed Second Floor Improvements, and shall insure that the Proposed Second Floor Improvements at all times comply with any and all applicable governmental laws, ordinances, and regulations. Tenant acknowledges and agrees that Landlord has the right to require Tenant to install sound buffers, at Tenants sole cost, in any portion of the second floor space which is not demised from the first floor of the Building. Landlord agrees that such reconfiguration will not result in an increase in Basic Rent or an increase in Tenants Proportionate Share of the Building or Tenants Proportionate Share of the Project.

25.    Termination Right. Tenant shall have a one-time only option (the Termination Option) to terminate this Lease, exercisable upon at least twelve (12) months prior written notice to Landlord, which termination shall be effective as of September 30, 2021 (the Early Termination Date). Tenant shall pay to Landlord, upon its exercise of the Termination Option, an amount equal to the monthly installments of Basic Rent, together with additional rent, including, without limitation, Tenants Proportionate Share of Component Charges and Taxes, for the eight (8) month period following the Early Termination Date. Once Tenant shall exercise the Termination Option, Tenant may not thereafter revoke such exercise. Tenant shall not have the right to exercise the Termination Option at a time that (i) an Event of Default under the Lease has occurred and is continuing, or (ii) an event for which Landlord has provided notice (to the extent notice is required under the Lease) and/or which following the expiration of the applicable cure period could become an Event of Default under the Lease has occurred and is continuing; further, any exercise of the Termination Option shall be deemed null and void if (i) an Event of Default under the Lease has occurred and is continuing, or (ii) an event for which Landlord has provided notice (to the extent notice is required under the Lease) and/or which following the expiration of the applicable cure period could become an Event of Default under the Lease has occurred and is continuing on the Early Termination Date. Tenants failure to timely exercise the Termination Option for any reason whatsoever shall conclusively be deemed a waiver of such Termination Option. The Termination Option is not transferable; the parties hereto acknowledge and agree that they intend the aforesaid rights to terminate the Lease to be personal to Tenant and that in no event shall any assignee (except an assignee to whom the Lease has been assigned pursuant to a Permitted Transfer, as defined in Section 9.8 of the Lease, or an assignee pursuant to an assignment which has been consented to by Landlord under Article 9 of the Lease) or sublessee exercise the aforesaid option.

26.    Right to Rent Reduction For Failure to Fund Allowances. If Landlord fails to timely fund any request by Tenant for payment from either the Future Improvement Allowance or the 2016 Allowance, then Tenant shall be entitled to reduce Basic Rent over the remainder of the Term of the Lease by the amounts outlined in the table below.

For each $1.00 of each of the following tranches of the Future Improvement Allowance or the 2016 Allowance, as the case may be, that Landlord fails to fund, Tenant may reduce future Monthly Installments of Basic Rent by the amounts set forth below, based on the particular year in which such allowance was meant to be funded.

Calendar Year of Applicable Draw	Years Remaining on Lease	Amount of Basic Rent Reduction for each $1.00 of Unfunded Allowance
2012	11	$0.19
2013	10	$0.20
2014	9	$0.21
2016	7	$0.24
2017	6	$0.26

By way of example, if Landlord fails to fund the $714,376.00 payable as the 2013 Allowance Portion of the Future Improvement Allowance, then Tenant would be entitled to reduce the Basic Rent by $142,875.20 per year from that time forward (calculated by multiplying $714,376.00 by $.20). The Basic Rent per square foot of Premises Rentable Area would therefore reduce by the total rent reduction divided by Tenant's Premises Rentable Area at that time, or in this case $142,875.20, divided by 112,535 rentable square feet, which is equal to a Basic Rent reduction of $1.27 per rentable square foot for the Existing Premises and the Additional Space.

Tenant shall not, however, be entitled to reduce Basic Rent unless (a) Tenant has submitted all required documentation to Landlord and has satisfied all other conditions precedent to the funding of such request, and (b) Landlord has failed to fund such request. Furthermore, Tenant must provide Landlord thirty (30) business days prior written notice of Tenant's intention to reduce Monthly Installments of Basic Rent pursuant to this Paragraph. If Landlord does not either (i) timely fund such request, or (ii) dispute in writing to Tenant that the required documentation has been submitted or that the other conditions to such payment have been satisfied, Tenant shall be permitted to reduce the Monthly Installments of Basic Rent as outlined in the table above.

In the event Landlord does timely provide such writing to Tenant, disputing that the required documentation was submitted or that the other conditions to payment were satisfied, the parties agree to immediately enter into good faith negotiations to resolve such matter, and any rent reduction otherwise permitted by this Paragraph shall be delayed pending resolution of such dispute.

27.    Utility Metering. Electricity, water, and gas service shall continue to be separately metered and billed to Tenant without markup by Landlord.

28.    Tenants Authority. If Tenant signs as a corporation, partnership, trust or other legal entity, each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Premises are located, that the entity has full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (OFAC); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. 5, the International Emergency Economic Powers Act, 50 U.S.C. 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: List of Specially Designated Nationals and Blocked Persons. If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

29.    Brokerage Commissions. Each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment, except Endeavor Real Estate Group and Commercial Texas LLC.
30.    Effectiveness. Except as modified herein, all other terms and conditions of the Lease shall remain unchanged and shall continue in full force and effect. Tenant knows of no Event of Default (or any event which with notice and/or lapse of time could become an Event of Default) by Landlord or Tenant under the Lease as of the date of this Amendment. Landlord knows of no Event of Default (or any event which with notice and/or lapse of time could become an Event of Default) by Landlord or Tenant under the Lease as of the date of this Amendment. All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed, including, without limitation, all requirements with respect to any leasehold improvements or allowances therefor, free rent, and any other payments or economic incentives.

31.    Time and Governing Law. Time is of the essence of this Amendment and all of its provisions. The laws of the State of Texas and of the United States of America shall govern the rights, remedies, and duties of the parties hereto and the validity, construction, enforcement, and interpretation hereof.

32.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

33.    Illegality. If any provision of this Amendment is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Amendment shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

34.    Limited Liability. Redress for any claim against Landlord under this Amendment or the Lease shall be limited to and enforceable only against and to the extent of Landlords interest in the Building. The obligations of Landlord under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment managers trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages. Landlord acknowledges that Tenant is currently a corporation and that as such, Tenants officers and directors will not personally have contractual liability for Tenants obligations under the Lease while acting in their official capacities absent fraud, criminal misconduct, or any action which would entitle Landlord under applicable law to pierce the corporate veil.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

RREEF DOMAIN LP

By:	/s/ KIM M. BOUDREAU
Name:	Kim M. Boudreau
Title:	Assistant Vice President
Date:	October 10, 2011

TENANT:

CONVIO, INC., a Delaware corporation

By:	/s/ JAMES R. OFFERDAHL
Name:	James R. Offerdahl
Title:	Chief Financial Officer
Date:	September 30, 2011